Exhibit 99.1

Contact Information: Investor Relations 941-556-2601 investor-relations@roperind.com	Roper Industries, Inc.

ROPER INDUSTRIES COMPLETES ACQUISITION OF SUNQUEST
INFORMATION SYSTEMS

Sarasota, Florida, August 23, 2012 ... Roper Industries, Inc. (NYSE: ROP) today announced that it has completed its previously announced acquisition of Sunquest Information Systems for approximately $1.415 billion, including $25 million in cash tax benefits.  The company funded the acquisition from available cash and borrowings under its credit facility.  Sunquest provides a comprehensive suite of laboratory software solutions used by more than 1,700 hospitals worldwide.

About Roper Industries

Roper Industries is a diversified growth company and is a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices. Roper provides engineered products and solutions for global niche markets, including water, energy, transportation, medical, education, and SaaS-based information networks. Additional information about Roper is available on the company’s website at www.roperind.com.

About Sunquest Information Systems

Sunquest Information Systems, Inc. provides diagnostic and laboratory information systems to health care providers worldwide. For over thirty years, Sunquest has delivered interoperable solutions that optimize business resources and improve the quality of patient care. The company's pathology focused mission, outreach awareness and point of care products establish Sunquest as a leader in the health care technology industry. Headquartered in Tucson, AZ, Sunquest also has offices in Norwich, United Kingdom and Bangalore, India.